Exhibit 10.2
SEVERANCE AGREEMENT
THIS AGREEMENT, made as of [_______] (the “Effective Date”), by and between Butler National Corporation, a Kansas corporation (“Butler”), and [_______] (“Employee”).
WITNESSETH:
WHEREAS, Butler has adopted the Butler National Corporation 2016 Equity Incentive Plan (the “Plan”) pursuant to which restricted stock, options for shares of the common stock of Butler and other stock-based awards may be granted to employees of Butler and its subsidiaries; and
WHEREAS, Butler, or an entity in which Butler, directly or indirectly, through one or more intermediaries owns 50% or more of the voting rights or profit interest of such entity (“Affiliates”) (collectively Butler and Affiliates are hereinafter called the “Company”) is the employer of Employee; and
WHEREAS, from time to time Butler may desire to grant to Employee certain restricted stock awards, which award or awards may contain certain restrictive covenants, including, among others, covenants related to non-competition, non-solicitation of the Company’s customers or employees, intellectual property and confidential information (the “Restrictive Covenants”).
NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereinafter set forth, it is covenanted and agreed as follows:
1.Severance.
(a)Subject to the terms of this Agreement, if Employee’s employment is terminated by the Company without Cause (as defined below) during the Term (as defined below), Employee will be eligible to receive severance payments equal to twelve (12) months of Employee’s base salary in effect at the time Employee ceased to be employed by the Company (the “Severance Payments”), payable in accordance with Section 1. Employee shall be entitled to Severance Payments only (i) upon execution by Employee of a release (in a form satisfactory to Company) of all claims against the Company (other than claims relating to equity and long-term incentive plan compensation) (the “General Release”) and the General Release has become effective and is no longer subject to revocation no later than sixty (60) days following the termination of employment and (ii) so long as Employee has not breached the provisions of any other agreement with the Company, including without limitation, any Restrictive Covenants contained in any equity award agreement, and Employee has not applied for unemployment compensation chargeable to the Company. In the event of a breach by Employee of any agreement with the Company, including without limitation, any Restrictive Covenants, all Severance Payments shall cease and terminate and Employee shall repay to the Company the amount of Severance Payments paid to Employee prior to such breach within thirty (30) days following notice of such breach. Employee shall not be entitled to any other salary, compensation or benefits after termination of employment, except as may be provided under the Change in Control Agreement between Employee and Butler (if any) or as required by law.

(b)Except as noted below, the Severance Payments pursuant to this provision shall be paid in equal installments in accordance with the Company’s normal payroll practices. If Employee is party to a Change in Control Agreement, the Severance Payments pursuant to this provision shall be paid on the date and schedule specified with respect to benefits under such Change in Control Agreement.
(c)The Severance Payments pursuant to this provision shall not be paid or provided until the first scheduled payment date following the date that the General Release has become effective and no longer subject to revocation; provided, however, that if the Severance Payment constitutes nonqualified deferred compensation within the meaning of Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (“Section 409A”), the Severance Payment shall not be paid or provided until the sixtieth (60th) day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A (e.g., if the 60 day period spans two calendar years); provided, further, that if Employee is a “specified employee” within the meaning of Section 409A, and the Severance Payment constitutes nonqualified deferred compensation within the meaning of Section 409A, the Severance Payment shall not be paid or provided until the date that is six months and one day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A. For purposes of Section 409A, the right to a series of installment payments hereunder shall be treated as a right to a series of separate payments.
(d)For purposes of this Agreement, “Cause” shall mean with respect to the Employee (i) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company; (ii) conduct that results in or is reasonably likely to result in harm to the reputation or business of the Company; (iii) gross negligence or willful misconduct with respect to the Company; (iv) willful and repeated failure of Employee to carry out his or her material duties to the Company; (v) a willful violation of a material policy of the Company; or (vi) a violation of a state or federal securities law.
(e)Notwithstanding the foregoing, if Employee becomes entitled to severance compensation under both this Agreement and under a Change in Control Agreement, Employee shall be paid severance under such Change in Control Agreement and not this Agreement.
2.Expiration. This Agreement commences on the Effective Date and shall terminate automatically at 11:59:59 p.m. Central Time on April 30, 2026 (such period, the “Term”).
3.No Contract of Employment. Nothing contained in this Agreement shall be considered or construed as creating a contract of employment for any specified period of time.
4.Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If the final judgment of a court of competent jurisdiction declares that any provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power, and is hereby directed, to modify or reduce the scope, duration or area of the provision, to delete specific words or phrases and to replace any invalid or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, and this Agreement shall be enforced as so modified.
5.Non-Waiver of Rights. The Company’s failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by Employee of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of the Company thereafter to enforce each and every provision in accordance with the terms of this Agreement.
6.Entire Agreement; Amendments. Except as otherwise expressly set forth herein, no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto, and signed by the parties hereto. This Agreement, except as may conflict with the Change in Control Agreement between Employee and Butler (if any), supersedes all prior agreements and understandings between Employee and Butler to the extent that any such agreements or understandings conflict with the terms of this Agreement.
7.Assignment. This Agreement shall be freely assignable by Butler to and shall inure to the benefit of, and be binding upon, Butler, its successors and assigns and/or any other entity which shall succeed to the business presently being conducted by Butler. This Agreement may not be assigned by Employee.
8.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas without regard to the principles of conflicts of law which might otherwise apply. The parties hereto irrevocably submit to the jurisdiction of the state and federal courts sitting in Kansas with respect to any dispute arising out of or relating to this Agreement, and each party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement brought in such court or any defense of inconvenient forum for the maintenance of such dispute or proceeding. Each party hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any right it may have to a trial by jury in respect of any litigation as between the parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto. Each of the parties hereto (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications contained in this Section 7.
9.Tax Withholding. All payments under this Agreement are stated in gross amounts and shall be subject to customary withholding and other amounts required by law to be withheld. The Company shall be entitled to deduct or withhold from any amounts owing from the Company to Employee any federal, state, local or foreign withholding taxes, excise tax, or employment tax (“Taxes”) imposed with respect to Employee’s compensation or other payments from the Company, or Employee’s ownership interest in the Company (including wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). The Company makes no representations about the tax treatment of the compensation or benefits paid under this Agreement and the Employee shall be responsible for any taxes payable with respect to such compensation or benefits, other than the employer paid portion of any applicable employment taxes.
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IN WITNESS WHEREOF, Butler has caused this Agreement to be executed on its behalf by the undersigned officer pursuant to due authorization, and Employee has signed this Agreement to evidence his or her acceptance of the terms hereof, all as of the date hereof.
BUTLER NATIONAL CORPORATION

By
Jeffrey D. Yowell
Chair, Compensation Committee

[_______], Employee